Exhibit 10.1

[LETTERHEAD]
[LOGO]

May 2, 2007

Dear Gary:

As we have discussed, you and we have mutually agreed that your employment with Avalon will end on July 2, 2007 (the “Termination Date”). On behalf of the Board of Directors and the entire Company we wanted to express our thanks for all of the years of service you have provided Avalon and to acknowledge the invaluable contributions you have made to Avalon’s progress. In recognition of that, we wanted to memorialize our understanding of the arrangements to provide you with certain elements of compensation, some of which have been previously agreed to in your previous employment agreement and stock option agreements as amended to date. In addition, you have agreed on the date of this letter to enter into a standard release and related terms which, together with this letter, constitute our entire agreement, as provided in the release.

The Company will provide you with the following:

a)	You will receive reimbursement for continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the level of coverage maintained as of the date of this Agreement for a period of one (1) year following the Termination Date, provided you elect COBRA coverage. Thereafter, you may be eligible to receive insurance continuance under COBRA at your own expense.

b)	One-half (1/2) of all of your unvested Options as of the Termination Date shall immediately vest and become exercisable as of the Termination Date (including any Options subject to vesting upon the achievement of specified corporate or individual goals regardless of whether those specified corporate or individual goals have been attained). In addition, with respect to the Options granted to you on December 6, 2006, to the extent such Options have not vested as of the Termination Date (or do not become vested as of the Termination Date on account of the previous sentence) (the “Unvested Options”), you shall continue to be entitled to the vesting of such Unvested Options in accordance with the terms of the related Option Agreement upon the achievement of the specified corporate and individual goals set forth therein, notwithstanding your termination of employment with the Company.

c)	All vested Options held by you as of the Termination Date (including Options that shall become vested or subsequently vest on account of the preceding paragraph (b) above) shall remain exercisable for a period of time equal to the lesser of (i) thirty-nine (39) months following the Termination Date, and (ii) the unexpired term of such Option as set forth in the applicable Option Agreement (disregarding for purposes of this paragraph (c) any provisions set forth in the applicable Option Agreement relating to the period of exercise of such Option following the termination of your employment). As used herein, the term “Option Agreement” means those stock option agreements listed on Annex A pursuant to which the Company has granted you the option to purchase shares of the Company’s common stock (each such option is referred to herein as an “Option”).

d)	You shall receive such bonus for calendar year 2007 as you otherwise would have received under the Company’s annual cash incentive compensation program for 2007 (the “Annual Cash Bonus Plan”) had you remained employed with the Company for the entire calendar year; the amount of such bonus to be determined by the Company’s Compensation Committee in accordance with the Annual Cash Bonus Plan and any such bonus to be paid concurrently with the payment of similar bonuses to the Company’s executive officers under the Annual Cash Bonus Plan.

e)	Following the Termination Date, in exchange for your providing up to 10 hours per week of consulting services to the Company as requested from time to time by the Company in the Company’s sole discretion during the 6 months following the Termination Date (the “Consulting Period”), the Company shall pay you a consulting fee equal to your base salary as in effect as of the date of this Agreement during the Consulting Period in accordance with the Company’s standard payroll practices.

f)	The Company shall pay your current base salary earned through the Termination Date and shall pay you for any accrued but unused vacation time earned as of the Termination Date, in each case to be paid on or before the Company’s first regular payroll date following the Termination Date.

If the foregoing correctly reflects your understanding, please sign the acknowledgement below.

Avalon Pharmaceuticals, Inc.

By:

/s/ Kenneth C. Carter, Ph.D.

Acknowledged and Agreed:

/s/ Gary Lessing

Annex A

Option Agreements

Incentive Stock Option Agreement, dated October 23, 2001
Incentive Stock Option Agreement, dated May 3, 2002
Incentive Stock Option Agreement, dated October 26, 2005
Non-qualified Stock Option Agreement, dated October 26, 2005
Incentive Stock Option Agreement, dated November 30, 2005
Non-qualified Stock Option Agreement, dated November 30, 2005
Incentive Stock Option Agreement, dated December 6, 2006
Non-qualified Stock Option Agreement, dated December 6, 2006